Exhibit 99.1

CONTACT

Jon A. DeLuca

President

Chief Executive Officer

FiberNet Telecom Group, Inc.

(212) 405-6200

investor.relations@ftgx.com

FiberNet Reports Third Quarter 2006 Results

Third Quarter of 2006 Revenues Increase 20.2% and EBITDA Increases 159.1% Over

Comparable Period in 2005

NEW YORK – October 31, 2006 – FiberNet Telecom Group, Inc. (NASDAQ: FTGX), a leading provider of complex interconnection services, today announced its results for the third quarter ended September 30, 2006.

Revenues for the third quarter of 2006 increased to $10.4 million, up 20.2% from $8.6 million for the third quarter of 2005 and up 9.4% from $9.5 million for the second quarter of 2006.

EBITDA (as defined) for the third quarter of 2006 was $1.5 million, up 159.1% from $0.6 million reported in third quarter of 2005 and up 30.5% from $1.2 million for the second quarter of 2006. The amounts exclude certain non-recurring items discussed below.

FiberNet continued to achieve consistent revenue growth in its core product offerings of transport and colocation services. For the third quarter of 2006, revenues from transport and colocation services (excluding revenues from access management services) grew by 21.2% over the third quarter of 2005 and by 9.5% over the second quarter of 2006.

Transport services remained the most significant component of FiberNet’s revenues, accounting for 77.6% of the total revenues generated in the third quarter of 2006. On-net transport revenues were 54.5%, and off-net transport revenues were 23.1% of revenues. Off-net transport revenues continued to be the fastest growing area for the Company, increasing by 84.0% from the third quarter of 2005 and by 26.7% from the second quarter of 2006.

Colocation services and access management services represented 20.8% and 1.6% of revenues, respectively. FiberNet’s number of customers also increased to 242 as of September 30, 2006, up from 225 at the end of the third quarter of 2005 and 240 at the end of the second quarter of 2006.

Jon A. DeLuca, President and Chief Executive Officer, stated, “With our third quarter results, we continue to demonstrate a consistent track record of top-line growth and increasing profitability. The industry environment has improved this year, and we are capitalizing on opportunities to drive our business and create value. By any measure, this was a record quarter for us, and we are focused on delivering a strong finish to the year.”

Cost of services for the third quarter of 2006 was $5.3 million, compared to $4.3 million for the third quarter of 2005 and $4.7 million for the second quarter of 2006. These increases were due, in part, to increased off-net connectivity costs.

Selling, general and administrative expenses for the third quarter of 2006 were $3.8 million, compared to $4.1 million in the third quarter of 2005, and $3.8 million in the second quarter of 2006. Included in selling, general and administrative expenses for the third quarter of 2005 were $0.2 million in non-recurring costs associated with the amendment to the Company’s credit facility on August 22, 2005.

The net loss applicable to common stockholders for the third quarter of 2006 was $(1.5) million, or $(0.23) per share, compared to $(2.5) million, or $(0.49) per share, for the third quarter of 2005. The net loss applicable to common stockholders for the second quarter of 2006 was $(1.8) million, or $(0.29) per share.

The Company presents the financial metric EBITDA (as defined) because it is utilized in the determination of the majority of the financial covenants in its credit agreement, and the metric is calculated in accordance with its credit agreement. As of September 30, 2006, FiberNet was in full compliance with all of the financial covenants in its credit agreement.

Capital expenditures for the third quarter of 2006 were $0.4 million, compared to $0.8 million in the third quarter of 2005 and $0.6 million in the second quarter of 2006. Capital expenditures were primarily for the implementation of customer specific orders and the implementation of network infrastructure to support new initiatives. In 2006, FiberNet expects to invest a total of $2.5 million to $3.0 million in capital expenditures.

As of September 30, 2006, FiberNet had total assets of $71.4 million and total stockholders’ equity of $43.7 million. As of October 31, 2006, the Company had approximately 7.0 million shares of common stock outstanding, or 8.5 million shares of common stock outstanding on a fully-diluted basis, assuming the exercise of all outstanding options and warrants. Of the approximately 1.5 million outstanding options and warrants, 0.5 million are out-of-the-money as of October 31, 2006.

FiberNet Teleconference:

FiberNet will hold a teleconference today, Tuesday, October 31, 2006, at 11:00 a.m. EST. To participate in the teleconference please call: 800-329-9097 and enter pass code 12378607, and from outside the U.S. call 617-614-4929 and enter the pass code.

A replay of the teleconference will be available beginning October 31, 2006 at 1:00 p.m. EST through November 13, 2006. To listen to the replay by phone, call 888-286-8010 and enter pass code 58798625, and from outside the U.S. call 617-801-6888 and enter the pass code.

About FiberNet Telecom Group, Inc.

FiberNet Telecom Group, Inc. owns and operates integrated interconnection facilities and diverse transport routes in the two gateway markets of New York/New Jersey and Los Angeles, designed to provide comprehensive broadband interconnectivity enabling the exchange of traffic over multiple networks. FiberNet’s customized connectivity infrastructure provides an advanced, high bandwidth, fiber-optic solution to support the demand for network capacity and to facilitate the interconnection of multiple carriers’ and customers’ networks. For additional information about FiberNet, visit the Company’s website at ftgx.com.

Financial Information and Forward Looking Statements:

This partial discussion of the statements of financial condition and operations of the Company should be read in conjunction with the consolidated financial statements and related notes contained in the Company’s annual report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 30, 2006 and quarterly report on Form 10-Q for the quarter ended September 30, 2006, to be filed with the Securities and Exchange Commission.

Investors are cautioned that EBITDA (as defined) is not a financial measure under generally accepted accounting principles. EBITDA (as defined) is defined as net loss before income taxes, net interest expense, depreciation and amortization, stock related expense and other non-cash or non-recurring charges. The Company does not, nor does it suggest investors should, consider such a non-GAAP financial measure in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. EBITDA (as defined) should not be construed as an alternative to operating income or cash flows from operating activities, both of which are determined in accordance with GAAP, or as a measure of liquidity. Because it is not calculated under GAAP, FiberNet’s EBITDA (as defined) may not be comparable to similarly titled measures used by other companies. EBITDA (as defined) is commonly used in the communications industry and by financial analysts, and others who follow the industry, as a measure of operating performance. The Company believes that it is appropriate to present this financial measure because certain of the financial covenants in the Company’s credit agreement are based upon it.

Various remarks about the Company’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Such remarks are valid only as of today, and the Company disclaims any obligation to update this information. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the Company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 30, 2006.

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Reconciliation of Non-GAAP Financial Metric:

	Consolidated Financial Data (in thousands) (unaudited) Three Months Ended
	September 30, 2006	September 30, 2005	June 30, 2006
Calculation of EBITDA (as defined):

Net loss	$(1,540)	$(2,512)	$(1,841)

Plus:
Operating expenses:
Stock related expense for selling, general, and administrative matters	212	128	180
Depreciation and amortization	2,267	2,153	2,250
Transaction cost expenses (included in selling, general, and administrative expenses)	—	20	—
Credit facility amendment expenses (included in selling, general, and administrative expenses)	—	162	—

Interest expense, net	563	629	563

EBITDA (as defined)	$1,502	$580	$1,152

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except per share amounts)

	September 30, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$5,136	$1,899
Accounts receivable, net of allowance of $412 at September 30, 2006 and $508 at December 31, 2005	2,810	2,299
Prepaid expenses	581	449

Total current assets	8,527	4,647
Property, plant and equipment, net	61,183	66,135
Other Assets:
Deferred charges, net of accumulated amortization of $2,566 at September 30, 2006 and $2,080 at December 31, 2005	909	828
Other assets	796	1,625

Total other assets	1,705	2,453

TOTAL ASSETS	$71,415	$73,235

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,592	$3,762
Accrued expenses	3,895	4,251
Notes Payable, current portion	300	—
Deferred revenues—current portion	1,726	1,194

Total current liabilities	9,513	9,207
Long-Term Liabilities:
Notes payable, less original issue discount of $518 and $888 at September 30, 2006 and December 31, 2005, respectively	13,342	13,298

Deferred revenue—long term	3,661	3,786
Other long-term liabilities	1,226	946

Total Long-Term Liabilities	18,229	18,030

Total Liabilities	27,742	27,237
Stockholders’ Equity:
Common stock, $0.001 par value, 2,000,000,000 shares authorized and 7,008,849 and 5,274,600 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	7	5
Additional paid-in-capital	443,739	440,555
Deferred rent (warrants)	(1,602)	(1,732)
Accumulated deficit	(398,471)	(392,830)

Total stockholders’ equity	43,673	45,998

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$71,415	$73,235

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except for per share amounts)

	Nine Months Ended September 30,
	2006	2005
Revenues	$28,893	$24,951
Operating expenses:
Cost of services (exclusive of items shown separately below)	14,455	12,202
Selling, general and administrative expense	11,525	13,368
Impairment of property, plant and equipment	—	2,812
Depreciation and amortization	6,742	6,644

Total operating expenses	32,722	35,026

Loss from operations	(3,829)	(10,075)
Interest income	100	62
Interest expense	(1,912)	(1,717)

Net loss	$(5,641)	$(11,730)

Net loss per share—basic and diluted	$(0.92)	$(2.28)
Weighted average common shares outstanding—basic and diluted	6,116	5,139

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except for per share amounts)

	Three Months Ended September 30,
	2006	2005
Revenues	$10,377	$8,634
Operating expenses:
Cost of services (exclusive of items shown separately below)	5,266	4,260
Selling, general and administrative expense	3,821	4,104
Depreciation and amortization	2,267	2,153

Total operating expenses	11,354	10,517

Loss from operations	(977)	(1,883)
Interest income	47	21
Interest expense	(610)	(650)

Net loss	$(1,540)	$(2,512)

Net loss per share—basic and diluted	$(0.23)	$(0.49)
Weighted average common shares outstanding—basic and diluted	6,650	5,179

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Nine Months Ended September 30,
	2006	2005
Cash flows from operating activities:
Net loss	$(5,641)	$(11,730)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,742	6,644
Stock related expense	571	386
Deferred rent expense	130	130
Impairment of property, plant and equipment	—	2,812
Other non-cash items	830	930
Change in assets and liabilities:
(Increase) decrease in accounts receivables	(511)	2,286
(Increase) in prepaid expenses	(132)	(9)
Decrease in deferred charges	—	525
Decrease in other assets	755	—
(Decrease) in accounts payable	(170)	(348)
Increase in accrued expenses and other long-term liabilities	60	760
Increase (decrease) in deferred revenues	407	(1,491)

Cash provided by operating activities	3,041	895

Cash flows from investing activities:
Decrease in restricted cash	—	1,881
Capital expenditures	(1,850)	(1,934)

Cash used in investing activities	(1,850)	(53)

Cash flows from financing activities:
Proceeds from debt financings	—	1,000
Payment of financing costs of debt financings	(7)	(427)
Payment of financing costs of equity financings	(152)	—
Repayment of notes payable	—	(1,975)
Proceeds from issuance of equity securities	2,205	—

Cash provided by (used in) by financing activities	2,046	(1,402)

Net increase (decrease) in cash and cash equivalents	3,237	(560)
Cash and cash equivalents at beginning of period	1,899	2,909

Cash and cash equivalents at end of period	$5,136	$2,349

Supplemental disclosures of cash flow information:
Interest paid	$1,421	$871